Exhibit 99.1

HealthSpring, Inc. and Subsidiaries Consolidated Financial Statements

December 31, 2011
(With Independent Auditors’ Report thereon)

Independent Auditors’ Report

The Board of Directors
HealthSpring, Inc.:

We have audited the accompanying consolidated balance sheet of HealthSpring, Inc. and subsidiaries (the Company) as of December 31, 2011, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HealthSpring, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Nashville, Tennessee
March 12, 2012

HEALTHSPRING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

December 31, 2011
Assets

Current assets:
Cash and cash equivalents	$529,776
Accounts receivable, net	234,298
Funds due for the benefit of members	128,439
Deferred income taxes	25,543
Prepaid expenses and other assets	38,037
Total current assets	956,093
Investment securities available for sale	568,052
Property and equipment, net	70,056
Goodwill	835,237
Intangible assets, net	326,114
Restricted investments	29,099
Other assets	19,268
Total assets	$2,803,919

Liabilities and Stockholders’ Equity
Current liabilities:
Medical claims liability	$456,817
Accounts payable, accrued expenses and other	95,351
Book overdraft	7,688
Risk corridor payable to CMS	16,319
Current portion of long-term debt	37,350
Total current liabilities	613,525
Long-term debt, less current portion	288,761
Deferred income taxes	103,291
Other long-term liabilities	8,528
Total liabilities	1,014,105
Commitments and contingencies (see notes)
Stockholders’ equity:
Common stock, $.01 par value, 180,000,000 shares authorized, 72,676,275 issued and 68,580,130 outstanding at December 31, 2011	727
Additional paid-in capital	929,378
Retained earnings	915,226
Accumulated other comprehensive income, net	7,904
Treasury stock, at cost, 4,096,145 shares at December 31, 2011	(63,421)
Total stockholders’ equity	1,789,814
Total liabilities and stockholders’ equity	$2,803,919

See accompanying notes to consolidated financial statements.

HEALTHSPRING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(in thousands)

Year Ended December 31, 2011
Revenue:
Premium revenue	$5,411,311
Management and other fees	52,056
Investment income	12,543
Total revenue	5,475,910
Operating expenses:
Medical expense	4,350,183
Selling, general and administrative	564,720
Depreciation and amortization	61,651
Interest expense	27,767
Total operating expenses	5,004,321
Income before income taxes	471,589
Income tax expense	(179,351)
Net income	$292,238

See accompanying notes to consolidated financial statements.

HEALTHSPRING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(in thousands)

	Number of Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Other Comprehensive Income/(Loss)	Treasury Stock	Total Stockholders’ Equity
Balances at December 31, 2010	61,905	619	569,024	622,988	1,495	(61,995)	1,132,131
Comprehensive income:
Net income	—	—	—	292,238	—	—	292,238
Other comprehensive income:
Net income on available for sale securities, net of $(3,795) tax	—	—	—	—	6,409	—	6,409
Comprehensive income							298,647
Restricted shares issued:
2006 Equity Incentive Plan	280	3	(3)	—	—	—	—
Management Stock Purchase Plan	21	—	—	—	—	—	—
Stock-option exercises	1,893	19	35,017	—	—	—	35,036
Withhold of 41 shares of restricted common stock for employee tax liabilities	—	—	—	—	—	(1,426)	(1,426)
Issuance of common stock	8,625	86	301,377	—	—	—	301,463
Tax windfall on stock option exercises and vestings	—	—	13,855	—	—	—	13,855
Cancellation of restricted shares	(48)	—	—	—	—	—	—
Vesting of Management Stock Purchase Plan shares	—	—	661	—	—	—	661
Share-based compensation expense	—	—	9,447	—	—	—	9,447
Balances at December 31, 2011	72,676	$727	$929,378	$915,226	$7,904	$(63,421)	$1,789,814

See accompanying notes to consolidated financial statements.

HEALTHSPRING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

Year Ended December 31, 2011
Cash from operating activities:
Net income	$292,238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,651
Amortization of deferred financing cost	7,581
Amortization on bond investments	10,211
Loss on disposal of property and equipment	1,092
Deferred tax benefit	(15,553)
Share-based compensation	9,447
Equity in earnings of unconsolidated affiliate	(384)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(64,684)
Prepaid expenses and other current assets	(20,745)
Medical claims liability	106,600
Accounts payable, accrued expenses, and other current liabilities	(2,756)
Risk corridor payable to CMS	8,539
Other	(742)
Net cash provided by operating activities	392,495

Cash flows from investing activities:
Purchases of property and equipment	(30,383)
Purchases of investment securities	(152,269)
Maturities of investment securities	83,300
Sales of investment securities	52,193
Purchases of restricted investments	(27,203)
Maturities of restricted investments	27,164
Distributions received from unconsolidated affiliate	402
Net cash used in investing activities	(46,796)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	301,463
Excess tax benefit from stock option exercised	13,875
Proceeds from stock options exercised	35,036
Change in book overdraft	(11,941)
Payments on long-term debt	(300,764)
Deferred financing costs	(41)
Funds received for the benefit of members	2,182,575
Funds withdrawn for the benefit of members	(2,227,585)
Net cash used in financing activities	(7,382)
Net increase in cash and cash equivalents	338,317
Cash and cash equivalents at beginning of year	191,459
Cash and cash equivalents at end of year	$529,776

Supplemental disclosures:
Cash paid for interest	$21,330
Cash paid for taxes	$211,868
Capitalized tenant improvement allowances and deferred rent	$3,514

See accompanying notes to consolidated financial statements.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Summary of Significant Accounting Policies

(a) Description of Business and Basis of Presentation

HealthSpring, Inc, a Delaware corporation (the “Company”), was organized in October 2004 and began operations in March 2005. The Company is a managed care organization that focuses primarily on Medicare, the federal government sponsored health insurance program primarily for persons aged 65 and older, qualifying disabled persons, and persons suffering from end-stage renal disease. Through its health maintenance organization (HMO) and regulated insurance subsidiaries, the Company operates Medicare Advantage plans in Alabama, Delaware, Florida, Georgia, Illinois, Maryland, Mississippi, New Jersey, Pennsylvania, Tennessee, Texas, West Virginia, and the District of Columbia and also offers a national Medicare prescription drug plan.

The Company refers to its Medicare Advantage plans, including plans providing Part D prescription drug benefits, or “MA-PD” plans, as “Medicare Advantage” plans. The Company refers to its stand-alone prescription drug plan as “PDP.” In addition to standard coverage plans, the Company offers supplemental benefits in excess of the standard coverage.

On January 31, 2012, the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2011, among the Company, Cigna Corporation, a Delaware corporation (“Cigna”), and Cigna Magnolia Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Cigna (“Merger Sub”).  Pursuant to the Merger Agreement, the Company was acquired by Cigna through a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Cigna.

At the effective time of the Merger, (i) each outstanding share of Company common stock, par value $0.01 per share (the “Company common stock”), other than restricted shares, treasury shares, shares owned by the Company, Cigna, Merger Sub, or any of their wholly owned subsidiaries, and shares for which appraisal was properly demanded, was converted into the right to receive $55.00 in cash, without interest and subject to any applicable withholding taxes, and (ii) equity awards relating to Company common stock were treated in accordance with the Merger Agreement and agreements entered into in connection with the Merger, representing a transaction value of approximately $3.8 billion.

The accompanying consolidated financial statements also include the accounts of variable interest entities (VIEs) of which the Company is the primary beneficiary. The Company holds interest in certain physician practices that are considered VIEs because the physician practices may not have sufficient capital to finance their activities separate from the revenue received from the Company. The Company is deemed to be the primary beneficiary and, under the VIE accounting rules, is deemed to “control” the physician entities. Accordingly, though immaterial, the financial condition and results of operations have been consolidated in the Company’s financial statements. Revenues and net income from VIEs were $17.3 million and $95,000, respectively, for the year ended December 31, 2011.  Total assets of VIEs were $6.0 million as of the year ended December 31, 2011.

The consolidated financial statements include the accounts of HealthSpring, Inc. and its wholly owned subsidiaries as of December 31, 2011, and for the year ended December 31, 2011. All significant intercompany accounts and transactions, including intercompany transactions with consolidated VIEs, have been eliminated in consolidation. Subsequent events have been evaluated through March 12, 2012, the date the Company’s consolidated financial statements were available for issuance.

(b) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. The most significant item subject to estimates and assumptions is the actuarial calculation for obligations related to medical claims. Other significant items subject to estimates and assumptions include the Company’s estimated risk adjustment payments receivable from the Centers for Medicare and Medicaid Services (“CMS”), the valuation of goodwill and intangible assets, the useful lives of definite-life intangible assets, the valuation of debt securities carried at fair value, and certain amounts recorded related to the Part D program, including rebates receivables from pharmaceutical manufacturers. Actual results could differ from these estimates.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(c) Cash Equivalents

The Company considers all highly liquid investments that have maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents include such items as certificates of deposit, commercial paper, and money market funds.

(d) Investment Securities and Restricted Investments

All debt securities are classified as available for sale and are recorded at fair value. The Company holds no trading securities or held to maturity securities.  Unrealized gains and losses (net of applicable deferred taxes) on available for sale securities are included as a component of stockholders’ equity and comprehensive income until realized from a sale or other than temporary impairment. Realized gains and losses from the sale of securities are determined on a specific identification basis. Purchases and sales of investments are recorded on their trade dates. Dividend and interest income are recognized when earned.

The Company periodically evaluates whether any declines in the fair value of its available for sale investments are other than temporary. This evaluation consists of a review of several factors, including, but not limited to, length of time and extent that a security has been in an unrealized loss position; the existence of an event that would impair the issuer’s future earnings potential; the near term prospects for recovery of the market value of a security; the intent of the Company to sell the impaired security; and whether the Company will be required to sell the security prior to the anticipated recovery in market value. Declines in value below cost for debt securities where it is considered probable that all contractual terms of the security will be satisfied, where the decline is due primarily to changes in interest rates (and not because of increased credit risk), and where the Company does not intend to sell the investment prior to a period of time sufficient to allow a market recovery, are assumed to be temporary. If management determines that an other-than-temporary impairment exists, the carrying value of the investment will be reduced to the current fair value of the investment and if such impairment results from credit-related matters, the Company will recognize a charge in the consolidated statements of income equal to the amount of the carrying value reduction. Other-than-temporary impairment write-downs resulting from non-credit-related matters are recognized in other comprehensive income.

Restricted investments include U.S. Government securities, money market fund investments, deposits and certificates of deposit held by the various state departments of insurance to whose jurisdiction the Company’s subsidiaries are subject. These restricted assets are recorded at amortized cost and classified as long-term regardless of the contractual maturity date because of the restrictive nature of the states’ requirements.

(e) Property and Equipment

Property and equipment, consisting of land, a building, hardware, software, leasehold improvements, and furniture and equipment are stated at cost less accumulated depreciation. Depreciation on property and equipment is calculated on the straight line method over the estimated useful lives of the assets. The estimated useful life of property and equipment ranges from 1 to 15 years. The Company owns one building with an estimated useful life of 39 years. Leasehold improvements for assets under operating leases are amortized over the lesser of their useful life or the remaining term of the lease. Maintenance and repairs are charged to operating expense when incurred. Major improvements that extend the lives of the assets are capitalized.

(f) Long Lived Assets

Long lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized by the amount of the excess. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s finite-lived intangible assets primarily relate to acquired Medicare member networks and provider contracts and are amortized over the estimated useful life, based upon the distribution of economic benefits realized from the asset. This sometimes results in an accelerated method of amortization for member networks because the asset tends to dissipate at a more rapid rate in earlier periods. Other than member networks, the Company’s finite-lived intangible assets are amortized using the straight-line method. The Company reviews other finite-lived intangible assets for impairment under its long-lived asset policy.

(g) Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

(h) Leases

The Company leases facilities and equipment under non-cancelable operating agreements, which include scheduled increases in minimum rents and renewal provisions at the option of the Company. The lease term used in lease accounting calculations generally begins with the date the Company takes possession of the facility or the equipment and ends on the expiration of the primary lease term or the expiration of any renewal periods that are deemed to be reasonably assured at the inception of the lease. Rent holidays and escalating payment terms are recognized on a straight-line basis over the lease term. For certain facility leases, the Company receives allowances from its landlords for improvement or expansion of its properties. Tenant improvement allowances are recorded as a deferred rent liability and recognized ratably as a reduction to rent expense over the remaining lease term.

(i) Purchase Accounting

The acquisition method of accounting requires companies to assign values to assets and liabilities acquired based upon their fair value. In most instances there is not a readily defined or listed market price for individual assets and liabilities acquired in connection with a business, including intangible assets. The determination of fair value for individual assets and liabilities commonly requires a high degree of estimation. The valuation of intangible assets, in particular, is very subjective. The use of different valuation methods and assumptions could change the amounts allocated to the assets and liabilities acquired, including goodwill and other intangible assets.

(j) Goodwill and Indefinite-Life Intangible Assets

Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually. The Company conducted its annual impairment test as of October 1, 2011 and concluded that goodwill was not impaired.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under new accounting guidance adopted for fiscal 2011, the Company initially performs a qualitative analysis evaluating whether any events and circumstances occurred or exist that provide evidence that it is more likely than not that the fair value of any of its reporting units is less than their carrying amount. If, based on its evaluation the Company does not believe that it is more likely than not that the fair value of any of its reporting units is less than their carrying amount, no quantitative impairment test is performed. Conversely, if the results of the Company’s qualitative assessment determine that it is more likely than not that the fair value of any of its reporting units is less than their respective carrying amounts the Company performs a two-step quantitative impairment test. Prior to adopting the new guidance in 2011 the Company performed a quantitative impairment test for each of its reporting units.

The Company has six reporting units where goodwill is reported — Alabama, Bravo Health Insurance Company, Florida, Pennsylvania, Tennessee and Texas. Goodwill valuations have been determined using an income approach based on the present value of expected future cash flows of each reporting unit.

(k) Medical Claims Liability and Medical Expenses

Medical claims liability represents the Company’s liability for services that have been performed by providers for its members that have not been settled as of any given balance sheet date. The liability consists of medical claims reported to the plans as well as an actuarially determined estimate of claims that have been incurred but not yet reported to the plans, or IBNR. In addition, the medical claims liability includes liabilities for prescription drug benefits and for amounts owed to providers under risk-sharing and quality management arrangements.

Medical expenses consist of claim payments, capitation payments, risk sharing payments and pharmacy costs, net of rebates, as well as estimates of future payments of claims provided for services rendered prior to the end of the reporting period. Capitation payments represent monthly contractual fees disbursed to physicians and other providers who are responsible for providing medical care to members. Risk-sharing payments represent amounts paid under risk sharing arrangements with providers; including independent physician associations (see Note 10). Pharmacy costs represent payments for members’ prescription drug benefits, net of rebates from drug manufacturers. Rebates are recognized when the rebates are earned according to the contractual arrangements with the respective vendors.

(l) Book Overdraft

Under our cash management system, checks issued but not yet presented to banks result in overdraft balances in certain of our subsidiaries for accounting purposes and are classified as a current liability in the consolidated balance sheets. Changes in book overdraft from period to period are reported in the consolidated statement of cash flows as a financing activity.

(m) Derivatives

All derivatives are recognized on the balance sheet at their fair value. For all hedging relationships the Company formally documents the hedging relationship and its risk management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness. To date, the two derivatives entered into by the Company qualify for and were designated as cash flow hedges. Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash flow hedge to the extent that the hedge is effective, are recorded in other comprehensive income (loss) until earnings are affected by the variability of cash flows of the hedged transaction (e.g., until periodic settlements of a variable asset or liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivatives differ from changes in the fair value of the hedged instrument) is recorded in current-period earnings. Also, on a quarterly basis, the Company measures hedge effectiveness by completing a regression analysis comparing the present value of the cumulative change in the expected future interest to be received on the variable leg of the Company’s swap against the present value of the cumulative change in the expected future interest payments on the Company’s variable rate debt.

 (n) Premium Revenue

Medicare Advantage:

Health plan premiums are due monthly and are recognized as revenue during the period in which the Company is obligated to provide services to the members.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s Medicare premium revenue is subject to adjustment based on the health risk of its members. Risk adjustment uses health status indicators to correlate the payments to the health acuity of the member, and consequently establish incentives for plans to enroll and treat less healthy Medicare beneficiaries. This process for adjusting premiums is referred to as the CMS risk adjustment payment methodology. Under the risk adjustment payment methodology, managed care plans must capture, collect, and report diagnosis code information to CMS. After reviewing the respective submissions, CMS establishes the payments to Medicare plans generally at the beginning of the calendar year, and then adjusts premium levels on two separate occasions on a retroactive basis. The first retroactive risk premium adjustment for a given fiscal year generally occurs during the third quarter of such fiscal year. This initial settlement represents the updating of risk scores for the current year based on the prior year’s dates of service. CMS then issues a final retroactive risk premium adjustment settlement for the fiscal year in the following year. The Company estimates and records CMS settlement amounts on a monthly basis. All such estimated amounts are periodically updated as necessary as additional diagnosis code information is reported to CMS and adjusted to actual amounts when the ultimate adjustment settlements are either received from CMS or the Company receives notification from CMS of such settlement amounts.

As a result of the variability of factors, including plan risk scores, that determine such estimations, the actual amount of CMS’s retroactive risk premium settlement adjustments could be materially more or less than the Company’s estimates. The Company’s risk adjustment payments are subject to review and audit by CMS, which can potentially take several years to resolve completely. Any adjustment to premium revenue and the related medical expense for risk-sharing arrangements with providers as a result of such review and audit would be recorded when estimable. There can be no assurance that any retroactive adjustment to previously recorded revenue or expenses will not have a material effect on future results of operations.

Part D:

The Company recognizes premium revenue for the Part D payments received from CMS for which it assumes risk. Certain Part D payments from CMS represent payments for claims the Company pays for which it assumes no risk. The Company accounts for these payments as funds held for (or due for) the benefit of members on its consolidated balance sheets and as a financing activity in its consolidated statements of cash flows. The Company does not recognize premium revenue or claims expense for these payments as these amounts represent pass-through payments from CMS to fund deductibles, co-payments, and other member benefits.

To participate in Part D, the Company is required to provide written bids to CMS that include, among other items, the estimated costs of providing prescription drug benefits. Payments from CMS are based on these estimated costs. The monthly Part D payment the Company receives from CMS for Part D plans generally represents the Company’s bid amount for providing insurance coverage, both standard and supplemental, and is recognized monthly as premium revenue. The amount of CMS payments relating to the Part D standard coverage for MA-PD plans and PDP is subject to adjustment, positive or negative, based upon the application of risk corridors that compare the Company’s prescription drug costs in its bids to the Company’s actual prescription drug costs. Variances exceeding certain thresholds may result in CMS making additional payments to the Company or the Company’s refunding to CMS a portion of the premium payments it previously received. The Company estimates and recognizes an adjustment to premium revenue related to estimated risk corridor payments based upon its actual prescription drug cost for each reporting period as if the annual contract were to end at the end of each reporting period. Risk corridor adjustments do not take into account estimated future prescription drug costs. The Company records a risk corridor receivable or payable and classifies the amount as current or long-term in the consolidated balance sheet based on the expected settlement with CMS. The liabilities on the Company’s consolidated balance sheet at December 31, 2011 arise as a result of the Company’s actual costs to date in providing Part D benefits being lower than its bids. The risk corridor adjustments are recognized in the consolidated statements of income as a reduction of or increase to premium revenue.

The Company recognizes prescription drug costs as incurred, net of estimated rebates from drug companies. The Company has subcontracted the prescription drug claims administration to three third-party pharmacy benefit managers.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(o) Member Acquisition Costs

Member acquisition costs consist primarily of broker commissions, incentive compensation, and advertising costs. Such costs are expensed as incurred.

(p) Fee Revenue

Fee revenue primarily includes amounts earned by the Company for management services provided to independent physician associations and health plans. The Company’s management subsidiaries typically generate this fee revenue on one of two bases: (1) as a percentage of revenue collected by the relevant health plan; or (2) as a fixed per member, per month or “PMPM” payment or percentage of revenue for members serviced by the relevant independent physician association. Fee revenue is recognized in the month in which services are provided. In addition, pursuant to certain of the Company’s management agreements with independent physician associations, the Company receives additional fees based on a share of the profits of the independent physician association, which are recognized monthly as either fee revenue or as a reduction to medical expense depending upon whether the profit relates to members of one of the Company’s Medicare Advantage plans.

(q) Net Income Per Common Share

Net income per common share is measured at two levels: basic net income per common share and diluted net income per common share. Basic net income per common shares is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding after considering the dilution related to stock options and restricted stock.

(r) Advertising Costs

The Company uses print and other advertising to promote its products. The cost of advertising is expensed as incurred and totaled $35.3 million for the year ended December 31, 2011.

(s) Share-Based Compensation

Share-based compensation costs are recognized based on the estimated fair value of the respective equity awards and the period during which an employee is required to provide service in exchange for the award. The Company recognizes share-based compensation costs for service-based awards on a straight-line basis over the requisite service period for the entire award.  The amount of compensation costs for performance-based stock awards is recognized by the Company based on the probable achievement of the established performance targets, which are assessed each quarter.

(t) Recent Accounting Pronouncements

On September 15, 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, Intangibles – Goodwill and Other (Topic 350) Testing Goodwill for Impairment. The FASB’s objective is to simplify goodwill impairment testing by permitting assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the two-step goodwill impairment test currently required under Topic 350 Intangibles – Goodwill and Other. Currently, Topic 350 requires entities to test goodwill on an annual basis by comparing the fair value of a reporting unit to its carrying value including goodwill (Step one). The second part of the test must be performed to measure the amount of impairment. Under the amendment, entities are not required to calculate the fair value of a reporting unit unless they conclude that it is more likely than not that the unit’s carrying value is greater than its fair value based on an assessment of events and circumstances. The “more likely than not” threshold is when there is a likelihood of more than 50% that a reporting unit’s carrying value is greater than its fair value.  ASU No. 2011-08 is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. In September 2011, the Company adopted this ASU for its 2011 annual goodwill test.  The Company’s annual goodwill testing date was October 1, 2011. Adoption of this standard did not have a material impact on the Company’s consolidated results of operations and financial condition.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective January 1, 2010, the Company adopted the FASB updated guidance related to fair value measurements and disclosures, which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, effective January 1, 2011, the Company adopted FASB’s updated guidance requiring a reporting entity to disclose separately Level 3 information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs. The updated guidance also requires an entity to provide fair value measurement disclosures for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for Level 2 and Level 3 fair value measurements. The guidance was effective for interim or annual financial reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements, which were effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of the updated guidance for fair value measurements did not have an impact on the Company’s consolidated results of operations or financial condition.

In December 2010, FASB provided additional guidance on disclosure of supplementary pro forma information for business combinations. The guidance provided by FASB resolves uncertainty related to pro forma disclosures by indicating that revenue and earnings of the combined entity should be presented as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. These rules were effective on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, with early adoption permitted. As these rules pertain to disclosure items only, the adoption of such rules did not have an impact on the Company’s consolidated results of operations or financial condition.

(2) Acquisitions

Bravo Health

Summary of Transaction

On November 30, 2010, the Company acquired all the of the outstanding stock of Bravo Health, Inc. (“Bravo Health”), an operator of Medicare Advantage coordinated care plans in Pennsylvania, the Mid-Atlantic region, and Texas, and a Medicare Part D stand-alone prescription drug plan in 43 states and the District of Columbia. The Company acquired Bravo Health for approximately $545.0 million in cash, subject to a post-closing adjustment. The estimated fair value of the contingent consideration resulting from such post-closing adjustment at December 31, 2010 was $10.0 million. During the three months ended June 30, 2011, the adjustment was determined to be $7.0 million and the Company recorded income of $3.0 million relating to finalizing the estimate. Such amount is included in management and other fee revenue on the Company’s condensed consolidated statements of income for the year ended December 31, 2011.

OIG’s RADV Audit of Bravo Health

Bravo Health was selected for a Risk Adjustment Data Validation Audit (RADV Audit) by the United States Department of Health & Human Services, Office of Inspector General (OIG) in connection with risk-adjusted payments received by one of Bravo Health’s Medicare Advantage plans for contract year 2007. In June 2010, the OIG issued a draft report of its findings. The draft report included a recommendation that approximately $20.2 million of calculated premium overpayments be refunded to CMS. OIG’s purported premium overpayment was calculated by extrapolating the results of its audit sample and findings across the specific Medicare Advantage plan’s entire population for the 2007 contract year. Bravo Health issued a written response to the draft report and is vigorously challenging the OIG’s audit process, methodology, and preliminary findings and recommendations. No final report has been issued by OIG. OIG has no authority to recoup overpayments. Accordingly, it will be within the authority of CMS to determine what actions, if any, to take in response to any OIG audit findings and recommendations. Because of the uncertainties associated with (i) the validity of the OIG’s audit process and methods, (ii) the OIG’s response to Bravo Health’s challenges, (iii) the status of OIG’s final report, and (iv) the probable actions of CMS based on the OIG’s recommendations, among other uncertainties, the Company is currently unable to reasonably estimate the probability of CMS’s assertion of a claim for recoupment of overpaid premiums or the amount of loss, or range of potential losses, associated with the resolution of the OIG audit. Accordingly, the Company has not made an accrual related thereto at December 31, 2011.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the acquisition of Bravo Health, the Company established a $55.0 million escrow for purposes of satisfying the post-closing indemnification obligations of the former Bravo Health stockholders, if any, $23.0 million of which will be held for three years following closing with respect to certain specified claims, including the OIG RADV Audit. Consequently, although no assurances can be made, we do not expect the liability resulting from the OIG RADV Audit, if any, to have a material adverse effect on the results of operations, cash flows, or financial condition of the Company. No escrow-related liabilities or assets are included in the Company’s balance sheet at December 31, 2011.

Purchase Price Allocation

The total purchase price and the fair value of contingent consideration were allocated to the net tangible and intangible assets based upon their fair values as of November 30, 2010 as set forth below. The excess of the purchase price over the net tangible and intangible assets was recorded as goodwill. The aggregate consideration for the acquisition is $555.0 million (inclusive of the $10.0 million contingent consideration discussed previously). The Company acquired $555.0 million of net assets, including $182.2 million of identifiable intangible assets, and goodwill of $210.7 million. Approximately $167.2 million of the identifiable intangible assets recorded is being amortized over periods ranging from 5-15 years. Approximately $15.0 million of the identifiable intangible assets consist of trade name assets with indefinite lives and are not amortizable. All intangible assets, including goodwill, are non-deductible for income tax purposes. As a result of the finalization of certain tax returns, the Company completed the final purchase accounting for this transaction during 2011, which resulted in reducing the goodwill recorded on the transaction by $3.8 million and making related adjustments to tax and other liability accounts.

The following table summarizes the estimated fair value (as of December 31, 2011) of the net assets acquired (in thousands):

Cash	$83,283
Receivables	79,923
Deferred tax asset, current	199
Other current assets	3,836
Property and equipment	31,204
Investment securities available for sale	238,233
Identifiable intangible assets	182,200
Goodwill	210,730
Restricted investments	6,252
Total assets	835,860

Medical claims liabilities	149,521
Accounts payable, accrued expenses and other	65,068
Funds held for the benefit of members	35,803
Deferred tax liability, non-current	29,791
Long-term liabilities	677
Total liabilities	280,860
Net assets acquired	$555,000

Goodwill included in the Bravo Health acquisition consists of $193.2 million allocated to the Company’s Medicare Advantage operating segment and $17.5 million allocated to its Part D operating segment.

The results of operations for Bravo Health are included in the Company’s consolidated financial statements beginning December 1, 2010.

 (3) Accounts Receivable

Accounts receivable at December 31, 2011 (in thousands):

Medicare premium receivables	$85,236
Rebates	132,645
Due from providers	22,042
Other	11,948
251,871
Allowance for doubtful accounts	(17,573)
Total	$234,298

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Medicare premium receivables at December 31, 2011 include $74.6 million for receivables from CMS related to the accrual of retroactive risk adjustment payments. The Company expects to collect such amounts outstanding at December 31, 2011 in the second half of 2012. Accounts receivable relating to unpaid health plan enrollee premiums are recorded during the period the Company is obligated to provide services to enrollees and do not bear interest. The Company does not have any off-balance sheet credit exposure related to its health plan enrollees.

Rebates for drug costs represent estimated rebates owed to the Company from prescription drug companies. The Company has entered into contracts with certain pharmaceutical manufacturers that provide for rebates to the Company based on the utilization of specific prescription drugs by the Company’s members.

Due from providers primarily includes management fees receivable as well as amounts owed to the Company for the refund of certain medical expenses paid by the Company under risk sharing arrangements.

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in the Company’s existing accounts receivable and is based on a number of factors, including a review of past due balances, with a particular emphasis on past due balances greater than 90 days old. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(4) Investment Securities

Investment securities, which consist primarily of debt securities, have been categorized as available for sale. The Company holds no held to maturity or trading securities. Investment securities are classified as non-current assets based on the Company’s intention to reinvest such assets upon sale or maturity and to not use such assets in current operations.

Available for sale securities are recorded at fair value. Unrealized gains and losses (net of applicable deferred taxes) on available for sale securities are included as a component of stockholders’ equity and comprehensive income until realized from a sale or other than temporary impairment. Realized gains and losses from the sale of securities are determined on a specific identification basis. Purchases and sales of investments are recorded on their trade dates. Dividend and interest income are recognized when earned.

Available for sale securities at December 31, 2011 were as follows (in thousands):

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Estimated Fair Value
Government obligations	$34,580	727	(1)	35,306
Agency obligations	16,739	186	—	16,925
Corporate debt securities	206,550	3,890	(758)	209,682
Mortgage-backed securities (Residential)	162,862	4,331	(167)	167,026
Mortgage-backed securities (Commercial)	934	—	(6)	928
Other structured securities	17,462	553	(8)	18,007
Municipal bonds	116,458	3,722	(2)	120,178
	$555,585	13,409	(942)	568,052

Realized gains or losses related to investment securities for the year ended December 31, 2011were immaterial.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturities of investments were as follows at December 31, 2011 (in thousands):

	Amortized Cost	Estimated Fair Value

Due within one year	$38,264	38,326
Due after one year through five years	298,345	304,528
Due after five years through ten years	35,938	37,406
Due after ten years	1,780	1,831
Mortgage and asset-backed securities	181,258	185,961

	$555,585	568,052

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011, were as follows (in thousands):

	Less Than 12 Months		More Than 12 Months		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value

Government obligations	$(1)	1,755	—	—	(1)	1,755
Corporate debt securities	(758)	36,800	—	—	(758)	36,800
Mortgage-backed securities (Residential)	(167)	22,413	—	—	(167)	22,413
Mortgage-backed securities (Commercial)	(6)	837	—	—	(6)	837
Other structured securities	(8)	4,346	—	—	(8)	4,346
Municipal bonds	(2)	560			(2)	560

	$(942)	66,711	—	—	(942)	66,711

The Company reviews fixed maturities and equity securities with a decline in fair value from cost for impairment based on criteria that include duration and severity of decline; financial viability and outlook of the issuer; and changes in the regulatory, economic and market environment of the issuer’s industry or geographic region.

All issuers of securities the Company owned in an unrealized loss as of December 31, 2011 remain current on all contractual payments. The unrealized losses on investments were caused by an increase in investment yields as a result of a widening of credit spreads. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. The Company determined that it did not intend to sell these investments and that it was not more-likely-than-not to be required to sell these investments prior to their recovery, thus these investments are not considered other-than-temporarily impaired.

(5) Property and Equipment

A summary of property and equipment at December 31, 2011 is as follows (in thousands):

Land	$269
Building	3,943
Furniture and equipment	16,655
Computer hardware and software	77,754
Leasehold improvements	28,182
Construction in progress	5,696
132,499
Less accumulated depreciation and amortization	(62,443)
$70,056

Depreciation expense on property and equipment for the year ended December 31, 2011was $21.9 million. Capitalized costs related to the internal development of software of $20.2 million are reported in computer hardware and software and construction in progress as of December 31, 2011. The unamortized balance of capitalized costs related to the internal development of software was $13.8 million as of December 31, 2011.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Goodwill and Intangible Assets

Changes to goodwill during 2011 are as follows (in thousands):

Balance at December 31, 2010	$839,001
Acquisition of Bravo Health (1)	(3,764)
Balance at December 31, 2011	$835,237
____________

(1)
The Company finalized certain tax matters in connection with the filing of tax returns and completed the final purchase accounting for this transaction during the third quarter of 2011 which resulted in a decrease to goodwill of approximately $3.8 million and related adjustments to tax and other liability accounts (See Note 2).

A breakdown of identifiable intangible assets, their assigned values, and accumulated amortizations at December 31, 2011 is as follows (in thousands):

	Cost	Accumulated Amortization
Trade names (indefinite-lived)	$39,497	—
Trade names (definite-lived)	3,800	412
Non-compete agreements	800	800
Provider networks	149,378	43,111
Medicare member networks	243,320	69,023
Licenses	2,000	216
Management contract right	1,555	674
	$440,350	114,236

Changes to the carrying value of identifiable intangible assets during 2011 are as follows (in thousands):

Balance at December 31, 2010	365,884
Amortization expense	(39,770)
Balance at December 31, 2011	$326,114

The weighted-average amortization periods of the acquired intangible assets are as follows:

Weighted-Average Amortization Period (In Years)
Trade names	Indefinite or 10.0
Non-compete agreements	5.0
Provider networks	14.2
Medicare member networks	15.9
Licenses	12.5
Management contract right	15.0
Total intangibles	15.1

At December 31, 2011, all intangible assets are amortized using a straight-line method except for member network intangible assets which are amortized using an accelerated method. Also see Note 1(f).

A provider contract relating to a provider network intangible asset with cost of $126.7 million at December 31, 2011 comes up for renewal in October 2017. This contract includes a five-year renewal term at the Company’s option. Such renewal has been assumed in the amortization period of the provider network intangible asset.

Amortization expense on identifiable intangible assets for the year ended December 31, 2011 was $39.8 million.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense expected to be recognized during fiscal years subsequent to December 31, 2011 is as follows (in thousands):

2012	$35,711
2013	32,421
2014	29,525
2015	27,624
2016	25,957
Thereafter	135,379
Total	$286,617

(7) Restricted Investments

Restricted investments at December 31, 2011 are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Estimated Fair Value
Certificates of deposit	$10,537	—	—	10,537
Government agencies:
Mortgage-backed securities	5,894	195	—	6,089
U.S. governmental securities	8,281	28	—	8,309
Money market funds	3,288	—	—	3,288
Other	1,099	—	—	1,099
	$29,099	223	—	29,322

(8)	Stockholders’ Equity

March 2011 Equity Offering

On March 29, 2011, the Company completed an underwritten public offering of 8,625,000 shares of its common stock.  The shares were resold by the underwriters at a price of $35.95 per share.  The net proceeds to the Company from the offering, after offering expenses and underwriting discounts, were $301.5 million.  The Company used $263.4 million of the net proceeds for the repayment of indebtedness. See Note 12 – “Debt”.

Comprehensive Income

Comprehensive income consists of two components: net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses, gains, and losses that are recorded as an element of stockholders’ equity but are excluded from net income. Changes in the fair value of available for sale securities during the year ended December 31, 2011 resulted in unrealized gains recorded as other comprehensive income of $10.2 million ($6.4 million net of income taxes).

(9) Share-Based Compensation

Performance–Based Equity Awards

Prior to 2011, vesting restrictions with respect to equity awards to the Company’s executive officers were based on time and continued service, not performance measures. Beginning with annual equity awards made to certain executive officers in 2011, at least 50% of such awards (in terms of number of shares) made pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan (the “Amended Plan”) were in the form of performance-based equity awards that are earned or paid out based on the achievement of performance targets, rather than purely time-based vesting.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pricing of performance-based awards and the term of such awards are similar to the Company’s other equity awards; however, vesting of the performance grants over a four-year period is contingent upon the achievement of performance targets. Performance targets are set at the date of grant with threshold and maximum levels. A diluted earnings per share target cumulated over a two-year period was used for performance-based awards granted in 2011. The number of awards that ultimately vests, if any, is dependent on the cumulative earnings per share actually attained. The fair values of the performance awards are estimated on the date of the grant using the Black-Scholes method option-pricing model and related valuation assumptions for stock awards. The amount of compensation expense for performance-based stock awards is recognized by the Company based on the probable achievement of the established performance targets, which are assessed each quarter. Based on such assessment, $418,000 of compensation expense was recorded for performance-based awards for the year ended December 31, 2011.

Stock Options

The Company has stock options outstanding under the Amended Plan and 2005 Stock Option Plan.

The Company adopted the 2006 Equity Incentive Plan, effective as of February 2, 2006. A total of 6.25 million shares of common stock were authorized for issuance under the 2006 Equity Incentive Plan, in the form of stock options, restricted stock, restricted stock units, and other share-based awards. The Company’s stockholders approved the Amended Plan, effective as of May 27, 2010 (the “Effective Date”). Under the Amended Plan, awards may be made in common stock of the Company. Subject to adjustment as provided by the terms of the Amended Plan, the maximum number of shares with respect to which new awards may be granted under the Amended Plan shall be the sum of (i) 3,250,000 and (ii) the number of shares available for grant under the Amended Plan as of the Effective Date (which aggregate share number, the sum of (i) and (ii), was 4,521,734 shares as of the Effective Date). The number of shares with respect to which incentive stock options may be granted after the Effective Date shall be no more than 1,000,000. Grants of restricted shares and restricted share units after the Effective Date shall aggregate no more than 1,750,000 shares. No awards may be granted under the Amended Plan after May 27, 2020.

Options outstanding under the Amended Plan as of December 31, 2011 vest and become exercisable based on time, generally over a four-year period, and expire ten years from their grant dates. Nonqualified options to purchase an aggregate of 1,780,782 shares of Company common stock were outstanding under the Amended Plan as of December 31, 2011. Upon exercise, options are settled with authorized but unissued Company stock, including shares held in treasury.

The weighted average fair value of options granted in 2011is provided below. The fair value for all options as determined on the date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions:

2011
Weighted average fair value at grant date	$16.29
Expected dividend yield	0.0%
Expected volatility	48.3%
Expected term	5 years
Risk-free interest rates	1.23 – 2.19%

The expected volatility used in 2011 is based on the actual volatility rates over a 10-year historic period for the Company (since its initial public equity offering in February 2006) and a peer group (for the historic period prior to February 2006). Additionally, because of the Company’s limited history of employee exercise patterns, the expected term assumption is based on industry peer information. The risk-free interest rate was based on a traded zero-coupon U.S. Treasury bond with a term substantially equal to the option’s expected term. The Company recognized a deferred income tax benefit of approximately $3.6 million for the year ended December 31, 2011 related to the share-based compensation expense. The actual tax benefit (expense) realized from stock options exercised during 2011 was $13.9 million. There was no capitalized stock-based compensation expense in 2011.

Nonqualified options to purchase an aggregate of 21,250 shares of Company common stock were vested, exercisable, and outstanding under the 2005 Stock Option Plan at December 31, 2011. The options expire in 2015 (ten years from the grant date). Effective February 2006, no additional options were available for grant under the 2005 plan. The intrinsic value of these options as of December 31, 2011 was $52.04 per share, or $1.1 million in the aggregate.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An analysis of stock option activity, including time-based and performance-based options, for the year ended December 31, 2011 under the Amended Plan is as follows:

	Options	Weighted Average Exercise Price
Amended and Restated 2006 Equity Incentive Plan:
Outstanding at December 31, 2010	3,439,012	$18.53
Granted	166,558	36.93
Exercised	(1,812,556)	19.22
Forfeited	(12,232)	17.17

Outstanding at December 31, 2011	1,780,782	$19.56

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Intrinsic Value Per Share (1)	Aggregate Intrinsic Value (1)
Amended and Restated 2006 Equity Incentive Plan:
Options vested and exercisable at December 31, 2011	642,187	$18.87	6.0 Years	$35.67	$22,907,466
Options vested and unvested expected to vest at December 31, 2011	1,720,369	19.44	7.2 Years	35.10	60,378,230
____________

(1)
Computed intrinsic value per share amounts are based upon the amount by which the fair market value of the Company’s common stock at December 31, 2011 of $54.54 per share exceeded the weighted average exercise price. The aggregate value amounts are calculated using the actual exercise prices and include only those options that were exercisable and with positive intrinsic value at the end of the period.

The fair value of options vested during the year ended December 31, 2011 was $3.7 million. The total intrinsic value of stock options exercised during 2011 was $47.7 million. Cash received from stock option exercises for the year ended December 31, 2011 totaled $35.0 million. Total compensation expenses related to nonvested options not yet recognized was $7.0 million at December 31, 2011. The Company expects to recognize this compensation expense over a weighted average period of 2.2 years.

Restricted Stock

Restricted stock awards in 2011 were granted with a fair value equal to the market price of the Company’s common stock on the date of grant. Compensation expense related to the restricted stock awards is based on the market price of the underlying common stock on the grant date and is recorded straight-line over the vesting period, generally ranging from one to four years from the date of grant. The weighted average grant date fair value of the Company’s restricted stock awards was $38.01 for the year ended December 31, 2011.

During the year ended December 31, 2011, the Company granted 257,125 shares of restricted stock to employees pursuant to the Amended Plan. The restrictions relating to the restricted stock awards made in 2011 lapse over a four-year period.

During the year ended December 31, 2011, the Company awarded 20,716 shares of restricted stock to non-employee directors pursuant to the Amended Plan, all of which were outstanding at December 31, 2011. The restrictions relating to the restricted stock awarded in 2011 generally lapse one year from the grant date. In the event a director resigns or is removed prior to the lapsing of the restriction, or if the director fails to attend 75% of the board and applicable committee meetings during the one-year period, shares will be forfeited unless resignation or failure to attend is caused by death or disability.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An analysis of restricted stock activity, including time-based and performance-based restricted stock awards, for the year ended December 31, 2011 under the Amended Plan is as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested restricted stock at December 31, 2010	651,350	$17.11
Granted	277,841	38.01
Vested	(137,833)	17.06
Cancelled	(46,016)	22.78
Nonvested restricted stock at December 31, 2011	745,342	$24.56

The fair value of shares vested during the year ended December 31, 2011 was $5.2 million. Total compensation expense related to nonvested restricted stock awards not yet recognized was $13.0 million at December 31, 2011. The Company expects to recognize this compensation expense over a weighted average period of approximately 2.6 years. There are no other contractual terms covering restricted stock awards under the Amended Plan once the vesting restrictions have lapsed.

During the year ended December 31, 2011, 21,437 restricted shares were purchased by certain executives pursuant to the Management Stock Purchase Program (the “MSPP”). The restrictions on shares purchased under the MSPP generally lapse on the second anniversary of the issue date. At December 31, 2011, 414,700 shares were available for issuance under the MSPP.

Share-Based Compensation

Share-based compensation is included in selling, general and administrative expense. Share-based compensation for the year ended December 31, 2011consisted of the following (in thousands):

	Compensation Expense Related To:		Total Compensation
	Restricted Stock	Stock Options	Expense
Year ended December 31, 2011	$5,276	$4,171	$9,447

(10) Related Party Transactions

Renaissance Physician Organization

Renaissance Physician Organization (RPO) is a Texas non-profit corporation the members of which are GulfQuest, L.P., one of the Company’s wholly owned management subsidiaries, and 13 affiliated independent physician associations, comprised of over 1,300 physicians providing medical services primarily in and around counties surrounding and including the Houston, Texas metropolitan area. The Company’s Texas regulated insurance subsidiary has contracted with RPO to provide professional medical and covered medical services and procedures to members of its Medicare Advantage plan. Pursuant to that agreement, RPO shares risk relating to the provision of such services, both upside and downside, with the Company on a 50%/50% allocation. Another agreement the Company has with RPO delegates responsibility to GulfQuest, L.P. for medical management, claims processing, provider relations, credentialing, finance, and reporting services for RPO’s Medicare and commercial members. Pursuant to that agreement, GulfQuest, L.P. receives a management fee, calculated as a percentage of Medicare premiums, plus a dollar amount per member per month for RPO’s commercial members. In addition, RPO pays GulfQuest, L.P. 25% of the profits from RPO’s operations. Both agreements have 10 year terms that expire on December 31, 2014 and automatically renew for additional one to three year terms thereafter, unless notice of non-renewal is given by either party at least 180 days prior to the end of the then-current term. The agreements also contain certain restrictions on the Company’s ability to enter into agreements with delegated physician networks in certain counties where RPO provides services. Likewise, RPO is subject to restrictions regarding providing coverage to plans competing with the Company’s Texas Medicare Advantage plans.

For the year ended December 31, 2011, GulfQuest, L.P. earned management and other fees from RPO of approximately $21.8 million. This amount is reflected in management and other fees in the accompanying consolidated statement of income.

The Company incurred medical expense to RPO of approximately $159.4 million for the year ended December 31, 2011 related to medical services provided to its members by RPO. The 50%/50% risk sharing with respect to the common membership pool of RPO and the Company resulted in the Company accruing for amounts to RPO of approximately $5.4 million for the year ended December 31, 2011. GulfQuest, L.P.’s 25% share of RPO’s profits were approximately $15.9 million for the same period. These amounts are reflected as components of medical expense in the accompanying consolidated statement of income. Amounts receivable to the Company’s subsidiaries from RPO in connection with these various relationships was $1.6 million as of December 31, 2011.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transaction Involving Herbert A. Fritch

Herbert A. Fritch, the Company’s Chairman of the Board of Directors and Chief Executive Officer, owns a 36.7% membership interest in Predators Holdings, LLC (“Predators Holdings”), the owner of the Nashville Predators National Hockey League team. Mr. Fritch is a member of the executive committee of Predators Holdings. In December 2007, Mr. Fritch loaned Predators Holdings $2.0 million and, in January 2009, collateralized a letter of credit in the amount of $3.4 million in favor of Predators Holdings. A subsidiary of Predators Holdings manages the Bridgestone Arena in Nashville, Tennessee where the hockey team plays its home games. The Company is a party to a suite license agreement with another subsidiary of Predators Holdings pursuant to which the Company leases a suite for Predators games and other functions. In 2011, the Company paid $148,000 under the license agreement for the use of the suite (including 16 tickets, but not food and beverage concessions, for each Predators’ home game).

Transactions Involving Jeffrey M. Folick

On November 30, 2010, the Company’s Board of Directors (the “Board”) increased the size of the Board from eight to nine members and elected Jeffrey M. Folick, the former chairman and chief executive officer of Bravo Health, to fill the vacancy.

Pursuant to the terms of the amended merger agreement and his existing agreements with Bravo Health, Mr. Folick received approximately $25.6 million in cash in equity proceeds and bonus and severance payments in 2010 in connection with the Bravo Health transaction and received an additional $0.6 million as a result of the finalization of certain post-closing adjustments in 2011. Additionally, approximately $5.2 million is being held in escrow to fund Bravo Health’s stakeholders’ post-closing indemnification obligations, if any. As of December 31, 2011, there were no amounts owed by the Company to Mr. Folick.

Transactions Involving Benjamin Leon, Jr.

On October 1, 2007, the Company completed the acquisition of all the outstanding capital stock of LMC Health Plans. Prior to the closing, Benjamin Leon, Jr., who was elected as a director of the Company at closing, owned a majority of LMC Health Plans’ outstanding capital stock.

Medical Services Agreement

On October 1, 2007, LMC Health Plans entered into the Leon Medical Services Agreement with Leon Medical Centers (“LMC”) pursuant to which LMC provides or arranges for the provision of certain medical services to LMC Health Plans’ members. The Leon Medical Services Agreement is for an initial term of approximately 10 years with an additional five-year renewal term at LMC Health Plans’ option. Mr. Leon is the majority owner and chairman of the board of directors of LMC.

Payments for medical services under the Leon Medical Services Agreement are based on agreed upon rates for each service, multiplied by the number of plan members as of the first day of each month. Total payments made to LMC by the Company for medical services for the year ended December 31, 2011 were $243.7 million. There is also a sharing arrangement with regard to LMC Health Plans’ annual medical loss ratio (“MLR”) whereby the parties share equally any surplus or deficit of up to 5% with regard to agreed-upon MLR benchmarks. The initial target for the annual MLR was 80.0%, which increased to 80.5% for 2010 and 2011 and again to 81.0% beginning in 2012 for the remaining term of the agreement. The Company had accrued $177,000 for amounts due to LMC under the Leon Medical Services Agreement at December 31, 2011.

Under the Leon Medical Services Agreement, LMC, either directly or through an affiliate of LMC or third party designees, manages certain advertising and other promotional activities with respect to LMC, in its capacity as a provider of medical services to LMC Health Plans’ members, and LMC Health Plans’ clinic model Medicare plan product offering in the operating areas that are the subject of the Leon Medical Services Agreement. The Leon Medical Services Agreement requires LMC Health Plans to reimburse LMC (or its affiliate or third party designees(s) through which it conducts such advertising and promotional activities) for costs and expenses incurred with respect to such advertising and promotional activities up to a contractual maximum amount with respect to any twelve calendar month period during the term of the agreement. LMC Health Plans’ aggregate reimbursements to Leon Advertising and Public Relations, Inc. for the year ended December 31, 2011 totaled approximately $5.1 million. The Company had accrued $281,000 for amounts due to Leon Advertising and Public Relations, Inc. under the Leon Medical Services Agreement at December 31, 2011.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) Lease Obligations

The Company leases certain facilities and equipment under noncancelable operating lease arrangements with varying terms. The facility leases generally have original terms of five to 10 years and contain renewal options of five to 20 years. For the year ended December 31, 2011 the Company recorded lease expense of $14.5 million.

Future non-cancellable payments under these lease obligations as of December 31, 2011 are as follows (in thousands):

2012	$14,596
2013	13,404
2014	13,031
2015	11,022
2016	9,081
Thereafter	30,546
$91,680

(12) Debt

Long-term debt at December 31, 2011 consists of the following (in thousands):

Debt amounts outstanding under credit agreements	$326,111
Less: current portion of long-term debt	(37,350)
Long-term debt, less current portion	$288,761

In connection with the acquisition of Bravo Health (see Note 2— Acquisitions), the Company and its existing lenders and certain additional lenders amended and restated the Company’s 2010 credit agreement in the form of the Amended and Restated Credit Agreement (“Restated Credit Agreement”) on November 30, 2010 to provide for, among other things, the acquisition financing. As amended, the Restated Credit Agreement provides for the following:

•	$355.0 million in term loan A indebtedness maturing in February 2015 comprised of:

•	$175.0 million of term loan A indebtedness as “Existing Term Loan A” ($166.3 million of which was outstanding prior to the acquisition);

•	$180.0 million of new term loan A indebtedness as “New Term Loan A” (funded at the closing of the acquisition);

•	$175.0 million revolving credit facility maturing in February 2014 (the “Revolving Credit Facility”, $100.0 million of which was drawn at the closing); and

•	$200.0 million of new term loan B indebtedness maturing in November 2016 (“New Term Loan B” which was funded at the closing).

The Revolving Credit Facility, Existing Term Loan A, New Term Loan A, and New Term Loan B are sometimes referred to herein as the “Credit Facilities.”

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Borrowings under the Restated Credit Agreement accrue interest on the basis of either a base rate or LIBOR plus, in each case, an applicable margin depending on the Company’s total debt to adjusted EBITDA leverage ratio (initially 450 basis points for LIBOR borrowings under New Term Loan B and 375 basis points for LIBOR borrowings under the other Credit Facilities). With respect to New Term Loan B indebtedness, the Restated Credit Agreement includes a minimum LIBOR of 1.5%. The Company also is required to pay a commitment fee of 0.375% per annum on the daily unused portions of the Revolving Credit Facility. The effective interest rate on borrowings under the credit facilities was 4.6% as of December 31, 2011. The Revolving Credit Facility matures, the commitments thereunder terminate, and all amounts then outstanding thereunder are payable on February 11, 2014. The $175.0 million revolving credit facility, which is available for working capital and general corporate purposes including capital expenditures and permitted acquisitions, was undrawn as of December 31, 2011.

Under the Restated Credit Agreement, Existing Term Loan A and New Term Loan A are payable in quarterly principal installments. Prior to June 30, 2013, each quarterly principal installment payable in respect of each of Existing Term Loan A and New Term Loan A will be in an amount equal to 2.5% of the aggregate initial principal amount of Existing Term Loan A or New Term Loan A, as the case may be, and for principal installments payable on June 30, 2013 and thereafter, that percentage increases to 3.75%. The entire outstanding principal balance of each of Existing Term Loan A and New Term Loan A is due and payable in full at maturity on February 11, 2015.

Under the Restated Credit Agreement, New Term Loan B is payable in quarterly principal installments, each in an amount equal to 0.25% of the aggregate initial principal amount of New Term Loan B. The entire outstanding principal balance of New Term Loan B is due and payable in full on November 30, 2016.

The net proceeds from certain asset sales, casualty and condemnation events, and certain incurrences of indebtedness (subject, in the cases of asset sales and casualty and condemnation events, to certain reinvestment rights), a portion of the net proceeds from equity issuances and, under certain circumstances, the Company’s excess cash flow, are required to be used to make prepayments in respect of loans outstanding under the Credit Facilities. The Company used $263.4 million of the net proceeds from the underwritten public offering of its common stock for the repayment of indebtedness in March 2011.

Loans under the Restated Credit Agreement are secured by a first priority lien on substantially all assets of the Company and its non-regulated insurance subsidiaries, including a pledge by the Company and its non-regulated insurance subsidiaries of all of the equity interests in each of their domestic subsidiaries (including regulated insurance subsidiaries).

The Restated Credit Agreement also contains conditions precedent to extensions of credit thereunder as well as representations, warranties, and covenants, including financial covenants, customary for transactions of this type. Financial covenants include (i) a maximum total debt to adjusted EBITDA ratio of 2.25 to 1.00 (reducing to 2.00 at December 31, 2011 and 1.75 to 1.00 on June 30, 2012), (ii) minimum net worth requirements for each regulated insurance subsidiary calculated by reference to applicable regulatory requirements, and (iii) maximum capital expenditures, in each case as more specifically provided in the Restated Credit Agreement.

The Restated Credit Agreement also contains customary events of default as well as restrictions on undertaking certain specified actions including, among others, asset dispositions, acquisitions and other investments, dividends, changes in control, issuance of capital stock, fundamental corporate changes such as mergers and consolidations, incurrence of additional indebtedness, creation of liens, transactions with affiliates, and certain subsidiary regulatory restrictions. Under the Restated Credit Agreement, the Company is permitted to repurchase $100.0 million of the Company’s common stock in any calendar year (which annual amount increases as the Company’s leverage ratio improves). If an event of default occurs that is not otherwise waived or cured, the lenders may terminate their obligations to make loans and other extensions of credit under the Restated Credit Agreement and the obligations of the issuing banks to issue letters of credit and may declare the loans outstanding under the Restated Credit Agreement to be due and payable.

In connection with entering into the Restated Credit Agreement, the Company incurred financing costs of approximately $19.5 million, which were capitalized in November 2010. These capitalized cost amounts have been accounted for as deferred financing fees and are being amortized over the term of the Restated Credit Agreement using the interest method. During the three months ended March 31, 2011, the Company recorded $1.1 million of related amortization expense which amortization was accelerated as a result of the $263.4 million repayment of debt discussed above. Such amortization expense is classified as interest expense in the financial results of the Company for the year ended December 31, 2011.  The unamortized balance of such costs at December 31, 2011 totaled $17.3 million and is included in other assets on the accompanying consolidated balance sheet.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturities of long-term debt under the Credit Facilities are as follows (in thousands):

2012	$37,350
2013	50,662
2014	55,100
2015	56,533
2016	126,466
Total	$326,111

(13) Medical Claims Liability

The Company’s medical claims liabilities at December 31, 2011 consist of the following (in thousands):

Fee-for-service medical liabilities	$305,783
Pharmacy liabilities	91,661
Provider incentives and other medical payments	40,775
Other medical liabilities	18,598
Total	$456,817

Medical claims liability primarily represents the liability for services that have been performed by providers for the Company’s members. The liability includes medical claims reported to the plans as well as an actuarially determined estimate of claims that have been incurred but not yet reported to the plans, or IBNR. The IBNR component is based on the Company’s historical claims data, current enrollment, health service utilization statistics, and other related information. The medical liabilities also include amounts owed to physician providers under risk-sharing and quality management programs.

The Company develops its estimate for IBNR by using standard actuarial developmental methodologies, including the completion factor method. This method estimates liabilities for claims based upon the historical lag between the month when services are rendered and the month claims are paid and takes into consideration factors such as expected medical cost inflation, seasonality patterns, product mix, and membership changes. The completion factor is a measure of how complete the claims paid to date are relative to the estimate of the total claims for services rendered for a given reporting period. Although the completion factors are generally reliable for older service periods, they are more volatile, and hence less reliable, for more recent periods given that the typical billing lag for services can range from a week to as much as 90 days from the date of service. As a result, for the most recent two to four months, the estimate for incurred claims is developed from a trend factor analysis based on per member per month claims trends experienced in the preceding months. At December 31, 2011, the Company recorded total premium deficiency liabilities of $3.3 million for two of its smaller health plans, including its start-up Medicaid health plan. We expect these health plans to continue to require premium deficiency accruals for the near-term.

On a monthly basis, the Company re-examines the previously established medical claims liability estimates based on actual claim submissions and other relevant changes in facts and circumstances. As the liability estimates recorded in prior periods become more exact, the Company increases or decreases the amount of the estimates, and includes the changes in medical expenses in the period in which the change is identified. In every reporting period, the Company’s operating results include the effects of more completely developed medical claims liability estimates associated with prior periods.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides a reconciliation of changes in the medical claims liability for the Company for the year ended December 31, 2011 (in thousands):

Balance at beginning of period	$350,217

Incurred related to:
Current period	4,366,843
Prior period (1)	(16,660)
Total incurred	4,350,183

Paid related to:
Current period	3,915,479
Prior period	328,104
Total paid	4,243,583

Balance at the end of the period	$456,817
____________

(1)
Negative amounts reported for incurred related to prior periods result from fee-for-service medical claims estimates being ultimately settled for amounts less than originally anticipated (a favorable development).

(14) Income Tax

Income tax expense consists of the following for the period presented (in thousands):

Year Ended
December 31, 2011
Current:
Federal	$175,991
State and local	18,913
Total current provision	194,904
Deferred:
Federal	(15,920)
State and local	367
Total deferred provision	(15,553)
Total provision for income taxes	$179,351

A reconciliation of the U.S. federal statutory rate (35%) to the effective tax rate is as follows for the periods presented (in thousands):

Year Ended
December 31, 2011
U.S. Federal statutory rate on income before income taxes	$165,056
State income taxes, net of federal tax effect	12,532
Permanent differences	1,443
Change in valuation allowance	(374)
Other	694

Income tax expense	$179,351

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2011 is as follows (in thousands):

2011
Deferred tax assets:
Medical claims liabilities, principally due to medical loss liability discounted for tax purposes	$1,436
Accrued compensation, including share-based compensation	22,147
Allowance for doubtful accounts	6,586
Federal net operating loss carryover	3,173
State net operating loss carryover	51
Premium deficiency reserve	1,168
Intangible assets	6,428
Other liabilities and accruals	1,117
Total gross deferred tax assets	42,106
Less valuation allowance	(5)
Deferred tax assets	42,101

Deferred tax liabilities:
Intangible assets	(112,529)
Property and equipment	(2,106)
Unrealized gains from available for sale securities (other comprehensive income)	(4,562)
Other accruals	(652)
Total net deferred tax liabilities	$(77,748)

The above amounts are classified as current or long-term in the consolidated balance sheet in accordance with the asset or liability to which they relate or, when applicable, based on the expected timing of the reversal. Current deferred tax assets at December 31, 2011 was $25.6 million. Non-current deferred tax liabilities at December 31, 2011 were $103.3 million.

The Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized. As of December 31, 2011, the Company carried a valuation allowance against deferred tax assets of $5,000.

The Company, including VIEs which are not consolidated for federal or state tax purposes, currently benefits from federal and state net operating loss carryforwards. The Company’s consolidated federal net operating loss carryforwards available to reduce future tax income are approximately $9.0 million at December 31, 2011. These net operating loss carryforwards, if not used to offset future taxable income, will expire from 2011 through 2022. State net operating loss carryforwards at December 31, 2011 are approximately $1.0 million. These net operating loss carryforwards, if not used to offset future taxable income, will expire from 2020 through 2030. In addition, the Company has alternative minimum tax credits which do not have an expiration date.

The Company’s utilization of these various tax attributes, at both the federal and state level, may be limited under rules relating to the ownership changes. This limitation is incorporated in the above table by the valuation allowance recorded against a portion of the deferred tax assets. The Company also recognized goodwill resulting from the recapitalization transaction that is reflected in the accompanying consolidated balance sheets. A portion of this goodwill is deductible for federal and state income tax purposes. None of the goodwill associated with the Bravo acquisition is deductible for tax purposes.

Income taxes receivable of $18.9 million at December 31, 2011 are included in other current assets on the Company’s consolidated balance sheet.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

2011

Unrecognized tax benefits balance at beginning of year	$1,260
Increases in tax positions for prior years	19
Decreases in tax positions for prior years	(49)
Increases in tax positions for current year	89
Lapse of statute of limitations	(89)
Unrecognized tax benefits balance at end of year	$1,230

The Company’s continuing accounting policy is to recognize interest and penalties related to income tax matters as a component of tax expense in the condensed consolidated statement of income. Accrued interest and penalties were approximately $284,000 as of December 31, 2011. The Company had unrecognized tax benefits of $946,000 as of December 31, 2011, all of which, if recognized, would affect the Company’s effective income tax rate. In addition, the Company does not anticipate that unrecognized tax benefits will significantly increase or decrease within the next 12 months.

In many cases the Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities. The Company files U.S. federal income tax returns as well as income tax returns in various state jurisdictions. The Company may be subject to examination by the Internal Revenue Service (“IRS”) for calendar years 2008 through 2011. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. Generally, for state tax purposes, the Company’s 2007 through 2011 tax years remain open for examination by the tax authorities under a four year statute of limitations. At the date of this report the Company has been scheduled for income tax audits in certain state jurisdictions.

(15) Retirement Plans

The cost of the Company’s defined contribution plans during the year ended December 31, 2011 was $6.1 million. Employees are 100% vested in their contributions and vest fully in employer contributions after the first two years of service.

(16) Statutory Capital Requirements

The Company’s regulated insurance subsidiaries are required to maintain satisfactory minimum net worth requirements established by their respective state departments of insurance. At December 31, 2011, the statutory minimum net worth requirements and actual statutory net worth were as follows (in thousands):

Regulated Insurance Subsidiary	Statutory Net Worth
	Minimum		Actual
Alabama HMO	$1,112		$67,139
Bravo Health Insurance	16,655	(1)	93,014
Bravo Health Mid-Atlantic HMO	23,104	(1)	24,480
Bravo Health Pennsylvania HMO	62,987	(1)	104,304
Bravo Health Texas HMO	20,838	(1)	45,389
Florida HMO	12,271		27,148
HealthSpring Accident and Health	74,386	(1)	179,099
Tennessee HMO	18,471		106,436

(1)-           minimum statutory net worth at 200% of authorized control level.

Each of these subsidiaries was in compliance with applicable statutory requirements as of December 31, 2011. Notwithstanding the foregoing, the state departments of insurance can require the Company’s regulated insurance subsidiaries to maintain minimum levels of statutory capital in excess of amounts required under the applicable state law if they determine that maintaining additional statutory capital is in the best interest of the Company’s members.

The Company’s regulated insurance subsidiaries are restricted from making distributions without appropriate regulatory notifications and approvals or to the extent such dividends would put them out of compliance with statutory net worth requirements. At December 31, 2011, $833.8 million of the Company’s $1.1 billion of cash, cash equivalents, investment securities, and restricted investments were held by the Company’s regulated insurance subsidiaries and subject to these dividend restrictions.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(17) Commitments and Contingencies

The Company is from time to time involved in routine legal matters and other claims incidental to its business, including employment-related claims, claims relating to the Company’s relationships with providers and members, and claims relating to marketing practices of sales agents that are employed by, or independent contractors to, the Company. When it appears probable in management’s judgment that the Company will incur monetary damages in connection with any claims or proceedings, and such costs can be reasonably estimated, liabilities are recorded in the consolidated financial statements and charges are recorded against earnings. Although there can be no assurances, the Company does not believe that the resolution of such routine matters and other incidental claims, taking into account accruals and insurance, will have a material adverse effect on the Company’s consolidated financial position or results of operations.

Shortly after the announcement of the Merger (see Note 1(a) above), a total of six putative class action lawsuits challenging the Merger were filed in the Chancery Court for Williamson County, Tennessee and the Delaware Court of Chancery against the Company, Cigna, and the individual members of the Company’s board of directors (collectively, the “Actions”). On December 8, 2011, the parties to the Actions reached an agreement in principle to settle the Actions, which was memorialized in a memorandum of understanding.  It is anticipated that a stipulation of settlement will be submitted for approval which will dismiss the Actions with prejudice on the merits.  The stipulation is subject to certain confirmatory diligence, class certification and final approval from the Tennessee state court following notice to the Company’s former stockholders.  In connection with the settlement, the Company has agreed to pay an award of fees and expenses to plaintiffs’ counsel of $935,000. Without admitting the validity of any allegations made in the lawsuits, or any liability with respect thereto, the Company and Cigna have elected to settle the Actions in order to avoid the cost, disruption and distraction of further litigation.

In connection with CMS’s continuing statutory obligation to review risk score coding practices by Medicare Advantage plans, CMS is conducting regular audits of Medicare Advantage plans for compliance by the plans and their providers with proper coding practices (sometimes referred to as “Risk Adjustment Data Validation Audits” or “RADV Audits”). The Company’s Tennessee Medicare Advantage plan was selected by CMS for a RADV Audit of the 2006 risk adjustment data used to determine 2007 premium rates. In late 2009, the Company’s Tennessee plan received from CMS the RADV Audit member sample, which CMS will use to calculate a payment error rate for 2007 Tennessee plan premiums. In February 2010, the Company responded to the RADV Audit request by retrieving and submitting medical records supporting member sample diagnoses codes and risk scores and, where appropriate, provider attestations. CMS has not indicated a schedule for processing or otherwise responding to the Company’s submissions.

In December 2010, CMS published for public comment its proposed methodology for payment adjustments determined as a result of its various RADV Audits, including its methods for sampling, payment error calculation, and extrapolation of the error rate across the relevant plan population. Numerous comments challenging CMS’s methodologies were submitted to CMS by participants in the Medicare Advantage program, including the Company, in January 2011. Because of the uncertainty regarding when and how CMS would respond to these comments and what form the RADV Audit methodologies would take, as of December 31, 2011, the Company was unable to reasonably estimate the probability of CMS’s assertion of a claim for recoupment of overpaid Tennessee plan 2007 premiums or the amount of loss, or range of potential losses, associated with the pending RADV Audit of the Tennessee plan and, accordingly, had not made an accrual related thereto.

In February 2012, CMS released a notice of final payment error calculation methodology for Medicare Advantage RADV audits.  Among other matters, the notice provided that (i) CMS would perform its next round of Medicare Advantage contract-level audits on payment year 2011, (ii) payment year 2011 is the first year that CMS will conduct payment recovery based on extrapolated estimates, (iii) CMS expects to audit about 30 Medicare Advantage contracts each year, and (iv) payment recovery amounts will be subject to a fee-for-service adjuster that accounts for the fact that the documentation standard used in RADV audits to determine a contract's payment error is different from the documentation standard used to develop the Part C risk-adjustment model.

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is currently assessing the payment error calculation methodology and awaiting further guidance from CMS regarding, among other matters, the applicability of certain aspects of the calculation methodology to the pending RADV Audit of the Tennessee plan. Because of the ongoing uncertainty, the Company remains unable to reasonably estimate the probability of CMS’s assertion of a claim for recoupment of overpaid Tennessee plan 2007 premiums or the amount of loss, or range of potential losses, associated with the pending RADV Audit of the Tennessee plan. Accordingly, the Company has not made an accrual related thereto.

(18) Concentrations of Business and Credit Risks

The Company’s primary lines of business, operating Medicare health maintenance organizations (including prescription drug benefits) and a stand-alone prescription drug plan, are significantly impacted by healthcare cost trends.

The healthcare industry is impacted by health trends as well as being significantly impacted by government regulations. Changes in government regulations may significantly affect medical claims costs and the Company’s performance.

Over 99% of the Company’s premium revenue in 2011 was derived from a limited number of contracts with CMS, which are renewable annually and are terminable by CMS in the event of material breach or a violation of relevant laws or regulations. In addition, the majority of the Company’s membership in its stand-alone PDP results from automatic enrollment by CMS of members in CMS regions where the Company’s Part D premium bid is below the relevant benchmark. If future Part D premium bids are not below the benchmark, or the Company violates relevant laws, regulations or program requirements relating to Part D, CMS may not assign additional PDP members to the Company and may reassign PDP members previously assigned to the Company. PDPs may waive de minimis premium amounts bid in excess of the low income benchmark in order to avoid the reassignment of members.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investment securities, derivatives and receivables generated in the ordinary course of business. Investment securities are managed by professional investment managers within guidelines established by the Company that, as a matter of policy, limit the amounts that may be invested in any one issuer. The Company seeks to manage any credit risk associated with derivatives through the use of counterparty diversification and monitoring of counterparty financial condition. Receivables include premium receivables from CMS for estimated retroactive risk adjustment payments, premium receivables from members, rebate receivables from pharmaceutical manufacturers, receivables related to prepayment of claims on behalf of members under the Medicare program and receivables owed to the Company from providers under risk-sharing arrangements and management services arrangements. The Company had no significant concentrations of credit risk at December 31, 2011.

(19) Fair Value of Financial Instruments

The Company’s 2011 consolidated balance sheet includes the following financial instruments: cash and cash equivalents; accounts receivable; investment securities; restricted investments; accounts payable; medical claims liabilities; funds due from CMS for the benefit of members; and long-term debt. The carrying amounts of accounts receivable, funds due from CMS for the benefit of members, accounts payable and medical claims liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The fair value of the Company’s long-term debt (including the current portion) was $320.6 million at December 31, 2011, and consisted solely of non-tradable bank debt. The Company obtains the fair value of its debt from a third party that uses market observations to determine fair value.

Cash and cash equivalents consist of such items as certificates of deposit, money market funds, and certain U.S. Government securities with an original maturity of three months or less. The original cost of these assets approximates fair value due to their short-term maturity. The fair value of investment securities is determined by pricing models developed using market data provided by a third party vendor. The fair value of the Company’s restricted investments was $29.3 million at December 31, 2011 (See Note 7).

HEALTHSPRING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following are the levels of the fair value hierarchy and a brief description of the type of valuation information (“inputs”) that qualifies a financial asset for each level:

Level Input	Input Definition
Level I	Inputs are unadjusted quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

When quoted prices in active markets for identical debt securities are available, the Company uses these quoted market prices to determine the fair value of debt securities and classifies these assets as Level I. In other cases where a quoted market price for identical debt securities in an active market is either not available or not observable, the Company obtains the fair value from a third party vendor that bases the fair value on quoted market prices of identical or similar securities or uses pricing models, such as matrix pricing, to determine fair value. These debt securities would then be classified as Level II. In the event quoted market prices were not available, the Company would determine fair value using broker quotes or an internal analysis of each investment’s financial statements and cash flow projections. In these instances, financial assets would be classified based upon the lowest level of input that is significant to the valuation. Thus, financial assets might be classified in Level III even though there could be some significant inputs that may be readily available.

There were no transfers to or from Levels 1 and II during the year ended December 31, 2011. The following tables summarize fair value measurements by level at December 31, 2011 for assets and liabilities measured at fair value on a recurring basis:

	December 31, 2011
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$529,776	$—	$—	$529,776
Investments: available for sale securities:
Government obligations	$33,432	$1,874	$—	$35,306
Agency obligations	—	16,925	—	16,925
Corporate debt securities	—	209,682	—	209,682
Mortgage-backed securities (Residential)	—	167,026	—	167,026
Mortgage-backed securities (Commercial)	—	928	—	928
Other structured securities	—	18,007	—	18,007
Municipal securities	—	120,178	—	120,178
	$33,432	$534,620	$—	$568,052
Liabilities
Long-term debt	$320,593	$—	$—	$320,593